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                                  EXHIBIT 99.3

                                  [LETTERHEAD]




                                                     March 9, 1999



To: ZipLink, Inc.


         I hereby consent to being named as a director nominee in the Registration Statement filed by ZipLink, Inc,. a Delaware corporation (the "Registrant"), and agree to serve as a director of the Registrant commencing immediately following the closing of the offering.

                                                     Very truly yours,

                                                     /s/ Wayne A. Martino

                                                     Wayne A. Martino
WAM/dd